ChinaNet Online Holdings Reports Third Quarter 2010 Earnings;Adjusted Net Income grew 100% to $3.9 Million with Adjusted Diluted EPS of $0.19

•	Revenues increased 9.5% in the third quarter, driven by 50.3% increase in Internet Advertising and 48.6% reduction in lower margin TV sales
•	Gross margins expanded by 1460 bps year-over-year to 65.0%
•	28.com added ~50 new clients, bringing the total to 750
•	Cash increases to $22.2 million on September 30, 2010, as operating cash flows more than doubled to $11.2 million for YTD10
•	Reaffirms 2010 net income guidance of at least $14.1 million

BEIJING, November 16 /PRNewswire-Asia-ThirdCall/ -- ChinaNet Online Holdings, Inc. ("ChinaNet", NASDAQ: CNET), a leading full-service media development and internet technology company for small and medium-sized enterprises (SMEs) in the People's Republic of China ("China"), today announced its third quarter 2010 financial results.

Summary Financials

Third Quarter 2010 Results (USD) (unaudited)
(three months ended September 30,)	2010	2009	CHANGE
Sales	$8.9 million	$8.1 million	+9.5%
Gross Profit	$5.8 million	$4.1 million	+41.2%
Gross Margin	65.0%	50.4%	+30.0%
Adjusted Net Income (1)	$3.9 million	$1.9 million	+100.1%
AdjustedEPS (1)	$0.19	$0.11	+68.2%

(1)	Non-GAAP net income and EPS excludes non-cash lossrelated to changes in fair value of warrants for the three month period ended September 30, 2009 of $1.3 million.

Third Quarter 2010 Financial Results

Revenues for the third quarter of 2010 increased 9.5% to $8.9 million compared to $8.1 million for the third quarter of 2009. In concert with management's plan and focus for 2010, internet advertising increased 50.3% year-over-year to $7.1 million, and comprised 79.9% of total revenue. Growth was driven by focused marketing campaigns which resulting in net new customer additions, including new premium franchise customers, which was complemented by the sell through of additional web based services to the Company’s installed customer base. Lower margin TV production and advertising service revenues declined 48.5% year-over-year to approximately $1.6 million or 18.0% of total revenues. As of September 30, 2010, the number of active customers for the Company's internet advertising business was 758and during the third quarter, which was up 8% from previous quarter.  The number of customers utilizing the TV advertising business was 148and approximately 20% of these customers wereserviced by both platforms.

Third Quarter 2010 Revenue Breakdown By Business Unit (USD in thousands) (unaudited)
(3 months ended September 30,)	2010	2009	CHANGE
Internet Advertisement % of Sales	$7,108 79.9%	$4,730 58.2%	+50.3%
TV Advertisement % of Sales	$1,603 18.0%	$3,114 38.3%	-48.5%
Bank Kiosk % of Sales	$133 1.5%	$1	--

"Our strong third quarter results demonstrate solid execution of our growth strategy and the inherent operating leverage in our business model," stated Mr. Handong Cheng, Chairman and CEO of the Company. "The strategic decision to focus more resources on 28.com is bearing fruit, and is responsible for expanding margins and accelerating earnings and cash flows. As we build our brand and introduce new services to monetize our installed customer base, we see substantial opportunities to further expand our footprint in the rapidly growing SME franchise market."

Cost of sales for the three months ended September 30, 2010 was approximately $3.1 million,down 22.8%due to a significant reduction in purchasedtelevision advertisement time from TV networks and local stations.

Gross profit for the third quarter of 2010 was $5.8 million, representing gross margin of 65.0%, compared to $4.1 million in gross profit and a gross margin of 50.4% in the third quarter of 2009. The meaningful year-over-year increase in gross margins was due largely to the Company’s deliberate strategy to focus predominantly in its core internet service and advertisingbusiness, 28.com, which generate margins of 70%-80% compared to 5%-10% for its TV advertising business. Gross margins in internet advertising and TV were 76.9% and 9.4% during the third quarter of 2010, compared to 73.8% and 18.6% in the corresponding period last year, respectively.

Operating expenses for the three months ended September 30, 2010 were approximately $1.9 million, up 41.6% from the year ago period. Selling expenses for the period were $0.9 million, up 36.4% from $0.6 million from the third quarter of 2009 as the Company invested in new branding initiatives to drive new customer additions. Research and development expenses grew by 107.5% year-over to $0.3 million. ChinaNet accelerated spending to upgrade its advertising and internet management software platform. General and administrative expenses were $0.8 million and $0.3 million in the third quarter 2010 and 2009, respectively.Approximately $0.5 million of the increase was due to public companyexpenses.

Operating income for the third quarter of 2010 totaled $3.8 million, a 41% increase from the $2.7 million reported for the third quarter of 2009. Operating margins improved 940 basis points year-over-year to 42.7% during the third quarter; update accordingly.

GAAP net income for the third quarter was $3.8 million, an increase of 498.3% compared to $0.6 million reported in the same period of the prior year, while adjusted net income was $3.9 million and $1.9 million in each corresponding period. Adjusted diluted net income per share was $0.19 in the third quarter of 2010 compared to $0.11 in the same period in 2009, based on 20.9 million and 17.6 million outstanding shares, respectively.

Year-to-date 2010 Financial Results

Year-to-date 2010 Results (USD) (unaudited)
(9 months ended September 30,)	2010	2009	CHANGE
Sales	$31.2 million	$27.3 million	+14.2%
Gross Profit	$15.4 million	$11.4 million	+35.1%
Gross Margin	49.3%	41.7%	+18.2%
Adjusted Net Income (2)	$10.0 million	$4.5 million	+121.7%
Adjusted EPS (2)	$0.48	$0.30	+60.0%

(1) GAAP net income and GAAP EPS (Diluted) include a $1.9million non-cash gain related to changes in fair value of warrants for YTD 2010 of $1.9 million and $1.3 million loss YTD 2009.

Revenues for the first nine months of 2010 increased 14.2% to $31.2 million compared to $27.3 million for the first nine month of 2009. Internet advertising increased 54.6% year-over-year to $19.5 million from $12.6, representing62.5% of total revenue. TV advertising revenues fell 18.8% during the first nine month of 2010 to $11.0 million or 35.4% of total revenues. Management expects internet advertising to account for an increasingly larger percent of total sales going forward as it focuses the majority of its resources on growing 28.com.

Year-to-date 2010 Revenue Breakdown By Business Unit (USD in thousands) (unaudited)
(9 months ended September 30,)	2010	2009	CHANGE
Internet Advertisement % of Sales	$19,478 62.5%	$12,601 46.1%	+54.6%
TV Advertisement % of Sales	$11,044 35.4%	$13,600 49.8%	-18.8%
Bank Kiosk % of Sales	$396 1.3%	$21	--

Cost of sales for the nine months ended September 30, 2010 was approximately $15.8 million down 0.8%from the nine months ended September 30, 2009.

Year-to-date, gross profits increased of 35.1%, resulting in a gross margin of 49.3%.ChinaNet's internet advertising business generated gross profit margin of 74.8%,a 140 basis point improvement from the same period last year.

Operating expenses for the nine months ended September 30, 2010 were approximately $5.2 million, essentially flat compared to $5.1 million in the same period of 2009. Selling expenses for the period were $2.2 million, down 32.8% as a result of lower spending on TV advertising. Research and development costs were $0.6 million, or 1.9% of revenues compared to 1.3% in the prior year period.

Operating income for the first nine months of 2010 totaled approximately $10.2 million, up 62.7% from the $6.3 million reported for the first nine month of 2009. Operating margins were 32.7% and 22.9% for the first nine months of 2010 and 2009, respectively.

GAAP net income for the first nine months was $11.9 million, an increase of 267.6% compared to $3.2 million reported in the same period of the prior year.Adjusted for the non-cash items, net income was $10.0 million and EPS was $0.48 for the first nine months of 2010 as compared to $4.5 million net income and $0.30 diluted earnings per share in the same period in 2009, based on 20.9 million and 15.1 million weighted average shares outstanding, respectively.

Balance Sheet and Cash Flow

The Company had $22.2 million in cash and equivalents on September 30, 2010, compared to $13.9 million on December 31, 2009, working capital of $29.3 million, compared to $19.4 million, and a current ratio of 7.0 to 1 compared 4.9 to 1 on December 31, 2009. The Company generated $11.2 million in the first nine months of 2010 advancing137.3% compared to $4.7 million in the same period last year. Accounts receivable were $4.5 million on September 30, 2010, up from to $3.2 million on December 31, 2009, with DSO's of 40 days compared to 20 days.

Guidance for 2010

Management reaffirmed 2010 net income guidance of $14.1 million, which represents 67.9% year-over-year growth, respectively. The Company is ahead of its target to decrease its television advertising and as such expects revenues to be between $41 and $43 million for 2010, compared to previous guidance of $45 million.

Business Updates

ChinaNet is focused on strategically expanding its rapidly growing internet service and advertising business, 28.com,which boasts gross margins of 70%-80%, compared to 5%-10% for its TV Advertising business segment. Two components of the Company’s strategy uniquely positions ChinaNet to succeed: 1) an exclusive focus on the burgeoning Small and Medium Enterprises (SMEs) market with an emphasis on adding higher-paying branded clients and 2) introducing additional value added services to existing and new customers.

Internet Advertising -- During the third quarter of 2010, the Company's http://www.28.com web portal exchange further increased its estimated market share to more than 35% due to effective branding and marketing. ChinaNet continues to help SMEs increase the profile and value of their businesses through multi-media branding campaigns by integrating internet advertising with TV advertising. Its Internet Information Management (IIM) division was created in August 2009 to offer clients an intelligent software product based on its proprietary search engine optimization technology.

The Company started offering value added IIM services to existing clients, including search engine marketing, and search engine optimization in the third quarter of 2009. It has also offered add-on brand management services tailored for clients in various industries. Over the past year, 18% of clients have purchased add-on services from ChinaNet as adoption has accelerated.With revenues more than doubling in the first nine months of 2010, ancillary services currently represent approximately30% (including management) of total internet advertising revenues in the small and medium sized franchise industry.

The Company introduced an online consulting service for franchisees during the third quarter, which provides another value added service and will drive more traffic to 28.com. With 75 total research and development staff added since the beginning of 2010, the Company is committed to developing technologies and services to further differentiate ChinaNet from its competitors.

ChinaNet participated in the 2010 Taipei International Chain and Franchise Autumn Exhibition in September to promote its brand to the over 200 franchise businesses in attendance. With thousands of SMEs in Taiwan looking to expand into China and vice versa, the Company sees tremendous long term growth potential. ChinaNet will initially offer a series of its premium services to franchise owners in Taiwan and expects to sign approximately 10 to 15 new international customers by the end of 2010.

Management is in the final stages of due diligence on several small acquisitions which include technology solutions and advertising service platforms. These opportunities are aimed at helping the company accelerate its IIM and online management tools, which will drive new franchisor additions while helping existing customers meet their expansion targets while providing a much broader spectrum of services to their franchisee base.

Conference Call

The conference call will take place at 8:00 am ET on Tuesday, November 16, 2010. Interested participants should call 1-877-941-1429 when calling within the United States or 1-480-629-9666 when calling internationally (passcode 4384506).

A playback will be available through November 23, 2010. To listen, please call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally. Utilize the pass code 4384506for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00007DD0, or visiting ViaVid's website at http://www.viavid.net , where the webcast can be accessed through November 23, 2010.

Non-GAAP reconciliation

	Nine months		Three months
	ended September 30,		ended September 30,
	2010	2009	2010	2009
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	NON GAAP	NON GAAP	NON GAAP	NON GAAP
Income from operations	$10,183	$6,257	$3,844	$2,726
Other income (expenses):
Changes in fair value of warrants (note1)	-	-	-	-
Interest income	8	9	4	4
Other income	8	8	4	2
Other expenses	(1)	(100)	0	(99)
	15	(83)	8	(93)
Income before income tax expense	10,198	6,174	3,852	2,633
Income tax expense	304	1,653	25	696
Net income	9,894	4,521	3,827	1,937

Net loss attributable to noncontrolling interest	127	-	50	-

Net income attributable to ChinaNet Online
Holdings, Inc.	10,021	4,521	3,877	1,937

Other comprehensive income
Foreign currency translation gain	442	13	365	8
Comprehensive income	$10,336	$4,534	$4,192	$1,945

Net income attributable to ChinaNet Online	10,021	4,521	3,877	1,937
Holdings, Inc.

Beneficial conversion feature of Series A	-	-	-	-
convertible preferred stock (note2)

Dividend of Series A convertible preferred stock	(612)	-	(190)	-

Net income attributable to common
shareholders of ChinaNet Online Holdings, Inc.	$9,409	$4,521	$3,687	$1,937

Earnings per share
Earnings per common share
Basic	$0.56	$0.31	$0.22	$0.12
Diluted	$0.48	$0.30	$0.19	$0.11

Weighted average number of common shares
outstanding:
Basic	16,676,752	14,495,560	16,939,961	15,774,300
Diluted	20,905,796	15,126,526	20,916,463	17,646,624

About ChinaNet Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet" or "Zhong Wang Zai Xian"), is a leading full-service media development, advertising and communications company for small and medium companies (SME) in China. The Company, through its certain contractual arrangements with operating companies in the PRC, provides Internet advertising and other services for Chinese SMEs via its portal website 28.com, TV commercials and program production via China-Net TV, and in-house LCD advertising on banking kiosks targeting Chinese banking patrons. Website: http://www.chinanet-online.com .

SafeHarbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: adjusted net income and adjusted EPS (basic and diluted). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our "recurring core business operating results." We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

For further information, please contact:

HC International, Inc.
Ted Haberfield, Executive VP
Tel:   +1-760-755-2716
Email: thaberfield@hcinternational.net

– Financial Tables Follow –

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED INCOME STATEMENT
(In thousands, except for number of shares and per share data)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2010	2009	2010	2009
	(US $'000)	(US $'000)	(US $'000)	(US $'000)
	Unaudited	Unaudited	Unaudited	Unaudited

Sales
To unrelated parties	$30,304	$25,320	$8,631	$7,604
To related parties	872	1,985	265	522
	$31,176	$27,305	$8,896	$8,126

Cost of sales	15,791	15,918	3,110	4,029
Gross margin	15,385	11,387	5,786	4,097

Operating expenses
Selling expenses	2,187	3,253	851	624
General and administrative expenses	2,410	1,530	815	614
Research and development expenses	605	347	276	133
	5,202	5,130	1,942	1,371

Income from operations	10,183	6,257	3,844	2,726

Other income (expense):
Changes in fair value of warrants	1,861	(1,289)	-	(1,289)
Interest income	8	9	4	4
Other income	8	8	4	2
Other expenses	(1)	(100)	-	(99)
	1,876	(1,372)	8	(1,382)

Income before income tax expense and noncontrolling interest	12,059	4,885	3,852	1,344
Income tax expense	304	1653	25	696
Net income	11,755	3,232	3,827	648
Net loss attributable to noncontrolling interest	127	-	50	-
Net income attributable to ChinaNet Online Holdings, Inc.	11,882	3,232	3,877	648

Other comprehensive income
Foreign currency translation gain	442	13	365	8.00
Comprehensive income	$12,197	$3,245	$4,192	$656

Net income attributable to ChinaNet Online Holdings, Inc.	11,882	3,232	3,877	648

Beneficial conversion feature of Series A convertible preferred stock	-	(5,898)		(5,898)
Dividend of Series A convertible preferred stock	(612)	-	(190)	-
Net income attributable to common shareholders of ChinaNet Online Holdings, Inc.	$11,270	$(2,666)	$3,687	$(5,250)

Earnings per share
Earnings per common share
Basic	$0.68	$(0.18)	$0.22	$(0.33)
Diluted	$0.57	$(0.18)	$0.19	$(0.33)

Weighted average number of common shares outstanding:
Basic	16,676,752	14,495,560	16,939,961	15,774,300
Diluted	20,905,796	14,495,560	20,916,463	15,774,300

CHINANET ONLINE HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2010	2009
	(US $'000)	(US $'000)
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$22,241	$13,917
Accounts receivable, net	4,455	3,173
Other receivables	2,856	2,636
Prepayment and deposits to suppliers	4,221	4,111
Due from related parties	214	492
Inventories	2	2
Other current assets	174	30
Total current assets	34,163	24,361

Property and equipment, net	1,518	1,355
Intangible assets, net	59	-
Other long-term assets	31	48
	$35,771	$25,764

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$374	$290
Advances from customers	1,009	914
Other payables	22	27
Accrued payroll and other accruals	298	191
Due to related parties	-	24
Due to Control Group	416	1,142
Due to director	389	-
Taxes payable	2,010	1,978
Dividends payable	380	373
Total current liabilities	4,898	4,939

Long-term borrowing from director	131	128
Warrant liabilities	-	9,564

Commitments and contingencies	-	-

Stockholders’ equity:
Series A convertible preferred stock (US$0.001 par value; authorized-8,000,000 shares; issued and outstanding-2,918,600 and 4,121,600 shares at September 30, 2010 and December 31, 2009 respectively; aggregate liquidation preference amount: $7,677 and $10,677, including accrued but unpaid dividends of $380 and $373, at September 30, 2010 and December 31, 2009, respectively.	3	4
Common stock (US$0.001 par value;authorized-50,000,000 shares; issued and outstanding-17,061,320 shares and 15,828,320 shares at September 30, 2010 and December 31, 2009 respectively)	17	16
Additional paid-in capital	18,454	10,574
Statutory reserves	372	372
Retained earnings	11,320	50
Accumulated other comprehensive income	559	117
Total ChinaNet’s Online Holdings, Inc.’s stockholders’ equity	30,725	11,133
Noncontrolling interest	17	-
Total stockholders’ equity	30,742	11,133

	$35,771	$25,764

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2010	2009
	(US $'000)	(US $'000)
	Unaudited	Unaudited

Cash flows from operating activities
Net income	$11,755	$3,232
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and Amortization	275	134
Share-based compensation expenses	177	190
Changes in fair value of warrants	(1,861)	1,289
Others	-	19
Changes in operating assets and liabilities
Accounts receivable	(1,195)	(1,445)
Other receivables	2,095	(166)
Prepayments and deposits to suppliers	(24)	9
Due from related parties	283	(154)
Other current assets	(141)	33
Accounts payable	77	117
Advances from customers	76	361
Accrued payroll and other accruals	104	134
Due to related parties	(24)	(327)
Due to director	389	-
Due to Control Group	(738)	33
Other payables	(5)	-
Taxes payable	(8)	1,275
Net cash provided by operating activities	11,235	4,734

Cash flows from investing activities
Purchases of vehicles and office equipment	(385)	(310)
Purchases of intangible assets	(59)	-
Purchases of other long-term assets	(4)	(38)
Net cash used in investing activities	(448)	(348)

Cash flows from financing activities
Cash investment contributed by noncontrolling interest	144	-
Dividend paid to convertible preferred stockholders	(605)	-
Increase of short-term loan with third parties	(2,257)	(2,024)
Decrease of short-term loan from directors	-	(13)
Cancellation and retirement of common stock	-	(300)
Proceeds from issuance of Series A convertible preferred stock and warrants (net of issuance cost of US$1,142)	-	9,162
Net cash provided by financing activities	(2,718)	6,825

Effect of exchange rate fluctuation on cash and cash equivalents
	255	10

Net increase in cash and cash equivalents	8,324	11,221

Cash and cash equivalents at beginning of year	13,917	2,679
Cash and cash equivalents at end of period	$22,241	$13,900

Supplemental disclosure of cash flow information

Interest paid	$-	$-
Income taxes paid	$1,242	$900

Non-cash transactions:

Warrant liability reclassify to additional paid in capital	$7,703	$-